Exhibit 5.1

Simpson Thacher & Bartlett llp

2475 hanover street palo alto, ca 94304 ____________
telephone: +1-650-251-5000 facsimile: +1-650-251-5002
Direct Dial Number	E-mail Address

September 3, 2021

Certara, Inc.

100 Overlook Center, Suite 101
Princeton, NJ 08540

Ladies and Gentlemen:

We have acted as counsel to Certara, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to (i) the issuance by the Company of an aggregate of 4,500,000 shares of common stock, par value $0.01 per share (“Common Stock”) (together with any additional shares of Common Stock that may be issued by the Company pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act) in connection with the offering described in the Registration Statement, the “Company Shares”), and (ii) the sale of up to 18,500,000 shares of Common Stock by certain selling stockholders identified in the Registration Statement (together with any additional shares of Common Stock that may be sold by such selling stockholders pursuant to Rule 462(b) (as prescribed by the Commission pursuant to the Act), the “Selling Stockholder Shares” and, together with the Company Shares, the “Shares”).

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Certara, Inc.	-2-	September 3, 2021

We have examined the Registration Statement and the Amended and Restated Certificate of Incorporation of the Company (the “Amended Charter”), incorporated by reference as Exhibit 3.1 to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that (1) upon payment and delivery therefore in accordance with the applicable definitive underwriting agreement approved by the Board, the Company Shares will be validly issued, fully paid and nonassessable, and (2) the Selling Stockholder Shares are validly issued, fully paid and nonassessable.

We do not express any opinion herein concerning any law other than the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP